Exhibit 10.1

FIRST AMENDMENT TO THE

C & J ENERGY SERVICES, INC.

2017 MANAGEMENT INCENTIVE PLAN

This First Amendment (the “First Amendment”) to the C&J Energy Services, Inc. 2017 Management Incentive Plan (the “Plan”), is made effective as of January 31, 2017 (the “Amendment Effective Date”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

WHEREAS, C&J Energy Services, Inc., a Delaware corporation (the “Company”), previously adopted the Plan;

WHEREAS, Section 15.2 of the Plan provides that, subject to certain exceptions, the Board may amend, modify or suspend the Plan; and

WHEREAS, the Board desires to amend the Plan in order to enable the Company to withhold taxes due or potentially payable with respect to an Award from Shares (including Shares otherwise issuable under an Award) at the maximum statutory withholding rate applicable to a Participant.

NOW, THEREFORE, BE IT RESOLVED, that, the Plan shall be amended as of the Amendment Effective Date, as set forth below:

1. Section 19.3(a) of the Plan shall be deleted in its entirety and replaced with the following:

“The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Shares, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with Shares through net settlement or previously owned Shares shall be approved by either a committee made up of solely two or more Nonemployee Directors or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned Shares, the maximum number of Shares that may be so withheld or surrendered shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.”

FURTHER RESOLVED, that, except as amended hereby, the Plan shall continue to read in its current state and is specifically ratified and reaffirmed.

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